Exhibit 99.1

Unify to Acquire Gupta to Advance Leadership in
Embedded Database and Software Development Markets

SACRAMENTO, Calif., – Sept. 14, 2006 – Unify Corp. (OTCBB: UNFY) today announced that it has entered into a definitive agreement to acquire Gupta Technologies, LLC, a wholly owned subsidiary of HALO Technology Holdings (OTCBB: HALO), in a combined cash, stock and asset divestiture transaction totaling approximately $13.5 million.  With an extensive global customer base, GUPTA will bring to Unify an expanded business platform for growth, operations and future acquisitions.  With today’s announcement, Unify and HALO reported they have terminated the merger agreement announced March 14, 2006.

Unify and GUPTA are enterprise software development and embedded database solution companies with complementary product lines, global customer bases, and cost-effective operating models.  In acquiring GUPTA, Unify will create a company that doubles its size and provides customers with more product development resources, technical services and increased account management to enable them to build and maintain databases and applications with low maintenance and total cost of ownership.

“Acquiring GUPTA provides Unify with a singular strategy and focus on databases and software development platforms, which has been our core business for over 25 years,” said Todd Wille, CEO of Unify.  “We look forward to building upon these productive and reliable technologies to provide customers and partners with next generation, web and service oriented architecture (SOA)-based solutions for their IT development portfolio.”

With this acquisition, the thousands of customers and partners using Unify and GUPTA solutions will now have access to more offerings, enabling them to launch further initiatives or expand into new markets. Unify customers will benefit from continued enhancements of all current products, a larger and stronger vendor and partner base, and access to new products.  GUPTA customers will benefit from continued enhancements to the Team Developer tools and the SQLBase database as well as from opportunities to leverage Unify’s highly scalable DataServer database and award-winning Unify NXJ and NXJ Composer products.

“We are excited to emerge as a stable, focused technology company with double the revenues, a sizeable loyal customer base and the opportunity to grow organically,” Wille added. “We look forward to leveraging our culture of technology innovation and our superior customer service to execute on our strategy of acquiring companies that bring productive technology and applications to partners and IT organizations worldwide.”

The terms of the agreement include $5.0 million in cash, which is expected to be financed primarily with debt capital, five million shares of Unify common stock and the sale of Unify’s Insurance Risk Management (IRM) Division and ViaMode intellectual property to HALO.  IRM, including its 15 employees, will join with HALO subsidiary DAVID Corp. to deliver comprehensive policy, claims and risk management solutions to the alternative risk market. The acquisition is expected to close following the completion of the $5.0 million financing and is not subject to any other closing conditions.

About Unify Corporation

Unify provides business automation solutions including specialty insurance risk management applications.  Unify’s solutions deliver a broad set of capabilities for automating business processes, integrating existing information systems and delivering collaborative information.  Through its industry expertise and market leading technologies, Unify helps IT organizations drive business optimization, apply governance and increase customer service.  Unify is headquartered in Sacramento, Calif., with offices in London and Paris, and a worldwide network of global distributors. Contact Unify at 916-928-6400 or visit www.unify.com.

Legal Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in Section 21E of the Securities Exchange Act of 1934 as amended. Forward looking statements are denoted by words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates”, and other variations of such words and similar expressions are intended to identify such forward-looking statements. These forward looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the Company’s forward looking statements. Such risks and uncertainties include, but are not limited to the possibility that the transaction will not close on he terms described or at all, that Unify will not be able to arrange financing for the transaction, or that other conditions to the transaction will fail.   In addition, Unify’s forward looking statements should be considered in the context of other risks and uncertainties discussed in the Company’s SEC filings available for viewing on its web site at “Investor Relations,” “SEC filings”

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